UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2017

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 30, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Green Dot Corporation (the “Company,” “we” and “our”) approved variable cash incentive and long-term equity incentive opportunities that are 100% performance-based, with no minimum guaranteed payout level. Consistent with the incentive compensation design approved by the Committee last year, the variable cash incentive opportunity is based on our annual revenue performance and the long-term equity incentive opportunity is based on our annual non-GAAP diluted earnings per share (“EPS”) performance or, in the case of our Chief Executive Officer, our total shareholder return (“TSR”) ranking as compared to the S&P SmallCap 600 for the period from January 1, 2017 to December 31, 2019.
Awards of Performance Based Cash Compensation for Executive Officers
On March 30, 2017, the Committee approved our 2017 Executive Officer Incentive Bonus Plan (the “Plan”), which is designed to reward designated executive officers with a cash bonus if the Company achieves specified annual revenue targets for 2017. The executive officer participants in the Plan, and their 2017 on-target bonus amounts under the Plan expressed as a percentage of their respective annual base salaries, are: Steven W. Streit, President and Chief Executive Officer - 100%; Mark L. Shifke, Chief Financial Officer - 100%; Kuan Archer, Chief Operating Officer - 80%; Mary J. Dent, Chief Executive Officer, Green Dot Bank - 100%: Brett Narlinger, Chief Revenue Officer - 100%; and John Ricci, General Counsel and Secretary - 65%.
Under the Plan, participants are eligible to receive one annual cash bonus, each in an amount based on the participant's full 2017 on-target bonus, for achievement of an annual goal for total operating revenues. The actual bonus payment is the on-target bonus amount multiplied by a percentage (which may be more or less than 100% but shall not exceed 150%) that varies depending upon achievement of the financial objective. No bonus shall be payable to the participant if the Company fails to achieve a pre-established minimum level for the financial objective.
Grants of Performance-Based Restricted Stock Units for Executive Officers
On March 30, 2017, the Committee approved grants of each of our executive officers of performance-based restricted stock units (“PSUs”) to acquire shares of the Company’s Class A common stock (“common stock”). PSUs were granted to executive officers for the following target number of shares of common stock at 100% achievement of the applicable performance metrics described below: 68,188 shares for Mr. Streit; 21,027 shares for Mr. Shifke; 21,027 shares for Mr. Archer; 13,217 shares for Ms. Dent; 18,624 shares for Mr. Narlinger; and 19,825 shares for Mr. Ricci. These awards were granted under the 2010 Equity Incentive Plan, as amended. The PSUs are subject to vesting and adjustment based on the achievement of specified performance metrics as set forth below.
Under Mr. Streit’s award, depending on the total shareholder return (“TSR”) ranking for the Company as compared to the S&P SmallCap 600 for the period from January 1, 2017 to December 31, 2019, 0% to 150% of the target shares will be eligible to be earned at the end of 2019. If the Company’s TSR ranking for the performance period does not exceed at least a pre-established minimum percentile of the S&P SmallCap 600, then no shares will be earned under his award and he will forfeit all shares under the award. The award shall vest, if at all, only following the end of the third year of the performance period (i.e., December 31, 2019), and Mr. Streit must be employed by the Company at the end of such period in order to vest in the award, subject to the terms of his employment letter agreement, dated September 16, 2017, the operative provisions of his executive severance agreement, dated April 28, 2010 and/or the Company’s Corporate Transaction Policy.
All of our other executive officers were awarded PSUs that, depending on the Company’s achievement of targeted non-GAAP EPS for 2017, 0% to 150% of the target shares will be earned, subject to time-based vesting conditions. If any target shares become earned in 2017 (“earned shares”) as a result of achievement of the non-GAAP EPS goal for fiscal 2017, then 25% of the earned shares shall vest on the date that the Committee determines the actual achievement of the non-GAAP EPS goal for fiscal 2016 and the remainder will vest in equal annual installments on the second, third and fourth anniversaries of the draft of grant. If the Company does not achieve at least a pre-established minimum level of non-GAAP EPS in 2017, then no shares will be earned under the participant’s award and all shares will be forfeited under the award. Subject to certain exceptions (including acceleration of vesting upon a change in control of the Company under the terms of the Corporate Transaction Policy), the award shall vest, if at all, only following the end of 2017, and the executive officer must be employed by the Company at the time of vesting for the award to vest.

The foregoing descriptions of the Plan and of the PSUs are qualified in their entirety by reference to the Plan and each form of PSU which are being filed as Exhibit 10.01, 10.02 and 10.03 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
10.01	2017 Executive Officer Incentive Bonus Plan
10.02	2017-2019 Performance-based restricted stock units award agreement between the Registrant and Steven W. Streit.
10.03	Form of executive officer performance-based restricted stock units award agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: April 5, 2017

Exhibit Index

Number	Description
10.01	2017 Executive Officer Incentive Bonus Plan
10.02	2017-2019 Performance-based restricted stock units award agreement between the Registrant and Steven W. Streit.
10.03	Form of executive officer performance-based restricted stock unit award agreement.